charlesSCHWAB

Charles Schwab Investment Management, Inc.

211 Main Street, San Francisco, CA 94105

Management Statement Regarding Compliance

with Certain Provisions of the Investment Company Act of 1940

We, as members of management of Schwab Balanced Fund, Schwab Target 2010 Fund, Schwab Target 2015 Fund, Schwab Target 2020 Fund, Schwab Target 2025 Fund, Schwab Target 2030 Fund, Schwab Target 2035 Fund, Schwab Target 2040 Fund, Schwab Monthly Income Fund – Moderate Payout, Schwab Monthly Income Fund – Enhanced Payout, Schwab Monthly Income Fund – Maximum Payout, Schwab MarketTrack Growth Portfolio, Schwab MarketTrack Balanced Portfolio, Schwab MarketTrack Conservative Portfolio, and Schwab MarketTrack All Equity Portfolio (fifteen of the portfolios comprising Schwab Capital Trust, hereafter referred to as the “Funds”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds’ compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of May 31, 2011, and from October 31, 2010 (date of our last evaluation) through May 31, 2011.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of May 31, 2011 and from October 31, 2010 through May 31, 2011, with respect to securities reflected in the investment accounts of the Funds.

Schwab Capital Trust

/s/ Marie Chandoha
Marie Chandoha President, Chief Executive Officer and Chief Investment Officer

/s/ George Pereira
George Pereira Treasurer and Principal Financial Officer

January 4, 2012
Date

Report of Independent Registered Public Accounting Firm

To the Board of Trustees of

Schwab Capital Trust

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that Schwab Balanced Fund, Schwab Target 2010 Fund, Schwab Target 2015 Fund, Schwab Target 2020 Fund, Schwab Target 2025 Fund, Schwab Target 2030 Fund, Schwab Target 2035 Fund, Schwab Target 2040 Fund, Schwab Monthly Income Fund – Moderate Payout, Schwab Monthly Income Fund – Enhanced Payout, Schwab Monthly Income Fund – Maximum Payout, Schwab MarketTrack Growth Portfolio, Schwab MarketTrack Balanced Portfolio, Schwab MarketTrack Conservative Portfolio and Schwab MarketTrack All Equity Portfolio (fifteen of the portfolios comprising Schwab Capital Trust, hereafter referred to as the “Funds”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”) as of May 31, 2011. Management is responsible for the Funds’ compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Funds’ compliance based on our examinations.

Our examinations were conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Funds’ compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of May 31, 2011 (without prior notice to management), and with respect to agreement of security purchases and sales for the period from October 31, 2010 (date of our last examination), through May 31, 2011:

•	Confirmation of Charles Schwab & Co, Inc.’s (“CSC”) omnibus accounts for the underlying mutual fund investments at May 31, 2011 with the underlying mutual funds’ transfer agents.

•

Reconciliation of the omnibus accounts for the underlying mutual fund investments per the books and records of CSC to the omnibus accounts for the underlying mutual fund investments per the books and records of their transfer agents, at May 31, 2011, in all material respects.

•	Agreement of the Funds’ underlying mutual fund investments at May 31, 2011 as recorded on the books and records of the Funds to the shareholder books and records of CSC.

•

Agreement of a sample of security purchases and security sales of the underlying mutual fund investments for the period from October 31, 2010 through May 31, 2011 from the books and records of the Funds to the books and records of CSC.

We believe that our examinations provide a reasonable basis for our opinion. Our examinations do not provide a legal determination on the Funds’ compliance with specified requirements.

In our opinion, management’s assertion that the Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of May 31, 2011 with respect to mutual fund investments reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management, the Board of Trustees of Schwab Capital Trust, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP San Francisco, California January 4, 2012

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704						Date examination completed: May 31, 2011
2. State Identification Number:

AL	—	AK	60036878	AZ	13076	AR	60008422	CA	505-6972	CO	IC 1993 06 160

CT	214153	DE	3149	DC	60009290	FL	—	GA	SC-MF-019938	HI	—

ID	45975	IL	60005106	IN	93-0319 IC	IA	I-34553	KS	1996S0000067	KY	60005040

LA	138635	ME	202648	MD	SM19950826	MA	95-0438	MI	928265	MN	R-36652.1

MS	60022539	MO	1993-00496	MT	33571	NE	29,687	NV	—	NH	—

NJ	MF-4485	NM	11440	NY	S27-32-26	NC	3181	ND	N129	OH	78745

OK	SE-2181913	OR	1995-665	PA	1993-05-025MF	RI	—	SC	MF9250	SD	6517

TN	RM08-3773	TX	C 48139	UT	004-8656-45	VT	7/24/95-14	VA	116961	WA	60014080

WV	BC 30435	WI	303932-03	WY	18237	PUERTO RICO			S-16021
	Other (specify):
3.	Exact name of investment company as specified in registration statement:
	Schwab MarketTrack Balanced Portfolio (one of the series in Schwab Capital Trust)
4.	Address of principal executive office: (number, street, city, state, zip code)
	211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704						Date examination completed: May 31, 2011
2. State Identification Number:

AL	—	AK	60036879	AZ	13077	AR	60008421	CA	505-6972	CO	IC 1993 06 160

CT	214151	DE	3150	DC	60009291	FL	—	GA	SC-MF-019938	HI	—

ID	45978	IL	60005106	IN	93-0319 IC	IA	I-34554	KS	1996S0000069	KY	60005040

LA	138635	ME	202647	MD	SM19950827	MA	95-0423	MI	928266	MN	R-36652.1

MS	60022517	MO	1993-00496	MT	33573	NE	29,680	NV	—	NH	—

NJ	MF-4485	NM	15784	NY	S27-32-28	NC	3181	ND	N130	OH	78745

OK	SE-2181914	OR	2006-1134	PA	1993-05-025MF	RI	—	SC	MF9261	SD	6516

TN	RM08-3773	TX	C 48129	UT	004-8656-45	VT	7/24/95-13	VA	116961	WA	60014088

WV	BC 30436	WI	303935-03	WY	18237	PUERTO RICO			S-16019
	Other (specify):
3.	Exact name of investment company as specified in registration statement:
	Schwab MarketTrack Conservative Portfolio (one of the series in Schwab Capital Trust)
4.	Address of principal executive office: (number, street, city, state, zip code)
	211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704						Date examination completed: May 31, 2011
2. State Identification Number:

AL	—	AK	60034922	AZ	13078	AR	60008420	CA	505-6972	CO	IC 1993 06 160

CT	214152	DE	3151	DC	60009292	FL	—	GA	SC-MF-019938	HI	—

ID	45976	IL	60005106	IN	93-0319 IC	IA	I-34555	KS	1996S0000068	KY	60005040

LA	138635	ME	202646	MD	SM19950820	MA	95-0424	MI	928267	MN	R-36652.1

MS	60022514	MO	1993-00496	MT	33572	NE	29,681	NV	—	NH	—

NJ	MF-4485	NM	15782	NY	S31-76-61	NC	3181	ND	N131	OH	78745

OK	SE-2181915	OR	2006-1135	PA	1993-05-025MF	RI	—	SC	MF9260	SD	6518

TN	RM08-3773	TX	C 48130	UT	004-8656-45	VT	7/24/95-15	VA	116961	WA	60014083

WV	BC 30437	WI	303933-03	WY	18237	PUERTO RICO			S-16002
	Other (specify):
3.	Exact name of investment company as specified in registration statement:
	Schwab MarketTrack Growth Portfolio (one of the series in Schwab Capital Trust)
4.	Address of principal executive office: (number, street, city, state, zip code)
	211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704						Date examination completed: May 31, 2011
2. State Identification Number:

AL	—	AK	60039730	AZ	20205	AR	60008428	CA	505-6972	CO	IC 1993 06 160

CT	214160	DE	339	DC	60009385	FL	—	GA	SC-MF-019938	HI	—

ID	49355	IL	60005106	IN	93-0319 IC	IA	I-41482	KS	1998S0001357	KY	60005040

LA	138635	ME	213755	MD	SM19981147	MA	—	MI	924329	MN	R-36652.1

MS	60030817	MO	1993-00496	MT	39119	NE	35,612	NV	—	NH	—

NJ	MF-4485	NM	4944	NY	S30-55-49	NC	3181	ND	V578	OH	78745

OK	SE-2181916	OR	2006-1136	PA	1993-05-025MF	RI	—	SC	MF11533	SD	15702

TN	RM08-3773	TX	C 56104	UT	004-8656-45	VT	5/07/98-01	VA	116961	WA	60020838

WV	MF 32088	WI	349089-03	WY	18237	PUERTO RICO			S-19466
	Other (specify):
3.	Exact name of investment company as specified in registration statement:
	Schwab MarketTrack All Equity Portfolio (one of the series in Schwab Capital Trust)
4.	Address of principal executive office: (number, street, city, state, zip code)
	211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704						Date examination completed: May 31, 2011
2. State Identification Number:

AL	—	AK	60055518	AZ	41142	AR	60017059	CA	505-6972	CO	IC 1993 06 160

CT	1032982	DE	45693	DC	60023971	FL	—	GA	SC-MF-019938	HI	—

ID	58395	IL	60005106	IN	93-0319 IC	IA	I-60269	KS	2005S0001033	KY	60012844

LA	138634	ME	10008609	MD	SM20051289	MA	—	MI	945073	MN	R-36652.1

MS	60038621	MO	1993-00496	MT	54741	NE	63,524	NV	—	NH	—

NJ	MF-4486	NM	20223	NY	S31-22-19	NC	3181	ND	AR186	OH	78746

OK	SE-2193130	OR	2005-804	PA	1993-05-025MF	RI	—	SC	MF15893	SD	34179

TN	RM08-3773	TX	C 77193	UT	006-9580-98	VT	6/29/05-31	VA	116961	WA	60039055

WV	MF 52719	WI	495560-03	WY	18237	PUERTO RICO			S-29570
	Other (specify):
3.	Exact name of investment company as specified in registration statement:
	Schwab Target 2010 Fund (one of the series in Schwab Capital Trust)
4.	Address of principal executive office: (number, street, city, state, zip code)
	211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704						Date examination completed: May 31, 2011
2. State Identification Number:

AL	—	AK	60060363	AZ	49877	AR	60020841	CA	505-6972	CO	IC 1993 06 160

CT	1049037	DE	49710	DC	60032274	FL	—	GA	SC-MF-019938	HI	—

ID	62283	IL	60005106	IN	93-0319 IC	IA	I-68576	KS	2008S0001023	KY	60012844

LA	138634	ME	10018268	MD	SM20080407	MA	—	MI	953374	MN	R-36652.1

MS	60046962	MO	2008-00362	MT	62464	NE	71488	NV	—	NH	—

NJ	MF-4486	NM	28312	NY	S32-17-80	NC	3181	ND	BC128	OH	78746

OK	SE-2193137	OR	2008-523	PA	1993-05-025MF	RI	—	SC	MF17424	SD	42410

TN	RM08-3773	TX	86366	UT	006-9580-98	VT	2/20/08-17	VA	116961	WA	60047752

WV	MF-61675	WI	529364	WY	18237	PUERTO RICO			S-34704
	Other (specify):
3.	Exact name of investment company as specified in registration statement:
	Schwab Target 2015 Fund (one of the series in Schwab Capital Trust)
4.	Address of principal executive office: (number, street, city, state, zip code)
	211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704						Date examination completed: May 31, 2011
2. State Identification Number:

AL	—	AK	60055519	AZ	41143	AR	60017060	CA	505-6972	CO	IC 1993 06 160

CT	1032981	DE	45694	DC	60023972	FL	—	GA	SC-MF-019938	HI	—

ID	58396	IL	60005106	IN	93-0319 IC	IA	I-60270	KS	2005S0001034	KY	60012844

LA	138634	ME	10008610	MD	SM20051288	MA	—	MI	945074	MN	R-36652.1

MS	60038622	MO	1993-00496	MT	54742	NE	63525	NV	—	NH	—

NJ	MF-4486	NM	20222	NY	S31-22-18	NC	3181	ND	AR187	OH	78746

OK	SE-2193131	OR	2005-805	PA	1993-05-025MF	RI	—	SC	MF15892	SD	34177

TN	RM08-3773	TX	C 77194	UT	006-9580-98	VT	6/29/05-32	VA	116961	WA	60039056

WV	MF 52720	WI	495561-03	WY	18237	PUERTO RICO			S-29571
	Other (specify):
3.	Exact name of investment company as specified in registration statement:
	Schwab Target 2020 Fund (one of the series in Schwab Capital Trust)
4.	Address of principal executive office: (number, street, city, state, zip code)
	211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704						Date examination completed: May 31, 2011

2. State Identification Number:

AL	—	AK	60060362	AZ	49878	AR	60020839	CA	505-6972	CO	IC 1993 06 160

CT	1049036	DE	49711	DC	60032277	FL	—	GA	SC-MF-019938	HI	—

ID	62284	IL	60005106	IN	93-0319 IC	IA	I-68577	KS	2008S0001024	KY	60012844

LA	138634	ME	10018269	MD	SM20080408	MA	—	MI	953373	MN	R-36652.1

MS	60046961	MO	2008-00361	MT	62465	NE	71489	NV	—	NH	—

NJ	MF-4486	NM	28311	NY	S32-17-79	NC	3181	ND	BC129	OH	78746

OK	SE-2193138	OR	2008-521	PA	1993-05-025MF	RI	—	SC	MF17425	SD	42411

TN	RM08-3773	TX	86367	UT	006-9580-98	VT	2/20/08-18	VA	116961	WA	60047751

WV	MF-61674	WI	529363	WY	18237	PUERTO RICO			S-34703
	Other (specify):
3.	Exact name of investment company as specified in registration statement:
	Schwab Target 2025 Fund (one of the series in Schwab Capital Trust)
4.	Address of principal executive office: (number, street, city, state, zip code)
	211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704						Date examination completed: May 31, 2011
2. State Identification Number:

AL	—	AK	60055521	AZ	41144	AR	60017062	CA	505-6972	CO	IC 1993 06 160

CT	1032980	DE	45695	DC	60023974	FL	—	GA	SC-MF-019938	HI	—

ID	58398	IL	60005106	IN	93-0319 IC	IA	I-60272	KS	2005S0001036	KY	60012844

LA	138634	ME	10008612	MD	SM20051290	MA	—	MI	945076	MN	R-36652.1

MS	60038624	MO	1993-00496	MT	54744	NE	63527	NV	—	NH	—

NJ	MF-4486	NM	20221	NY	S31-22-16	NC	3181	ND	AR 188	OH	78746

OK	SE-2193132	OR	2005-807	PA	1993-05-025MF	RI	—	SC	MF15891	SD	34176

TN	RM08-3773	TX	C 77195	UT	006-9580-98	VT	6/29/05-33	VA	116961	WA	60039058

WV	MF 52721	WI	495563-03	WY	18237	PUERTO RICO			S-29572
	Other (specify):
3.	Exact name of investment company as specified in registration statement:
	Schwab Target 2030 Fund (one of the series in Schwab Capital Trust)
4.	Address of principal executive office: (number, street, city, state, zip code)
	211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704						Date examination completed: May 31, 2011
2. State Identification Number:

AL	—	AK	60060361	AZ	49879	AR	60020840	CA	505-6972	CO	IC 1993 06 160

CT	1049035	DE	49709	DC	60032278	FL	—	GA	SC-MF-019938	HI	—

ID	62285	IL	60005106	IN	93-0319 IC	IA	I-68578	KS	2008S0001025	KY	60012844

LA	138634	ME	10018270	MD	SM20080409	MA	—	MI	953372	MN	R-36652.1

MS	60046960	MO	2008-00363	MT	62466	NE	71490	NV	—	NH	—

NJ	MF-4486	NM	28310	NY	S32-17-78	NC	3181	ND	BC130	OH	78746

OK	SE-2193139	OR	2008-522	PA	1993-05-025MF	RI	—	SC	MF17423	SD	42412

TN	RM08-3773	TX	86368	UT	006-9580-98	VT	2/20/08-19	VA	116961	WA	60047750

WV	MF-61673	WI	529362	WY	18237	PUERTO RICO			S-34702
	Other (specify):
3.	Exact name of investment company as specified in registration statement:
	Schwab Target 2035 Fund (one of the series in Schwab Capital Trust)
4.	Address of principal executive office: (number, street, city, state, zip code)
	211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704						Date examination completed: May 31, 2011
2. State Identification Number:

AL	—	AK	60055520	AZ	41145	AR	60017061	CA	505-6972	CO	IC 1993 06 160

CT	1032979	DE	45696	DC	60023973	FL	—	GA	SC-MF-019938	HI	—

ID	58397	IL	60005106	IN	93-0319 IC	IA	I-60271	KS	2005S0001035	KY	60012844

LA	138634	ME	10008611	MD	SM20051291	MA	—	MI	945075	MN	R-36652.1

MS	60038623	MO	1993-00496	MT	54743	NE	63528	NV	—	NH	—

NJ	MF-4486	NM	20220	NY	S31-22-17	NC	3181	ND	AR 189	OH	78746

OK	SE-2193133	OR	2005-806	PA	1993-05-025MF	RI	—	SC	MF15890	SD	34175

TN	RM08-3773	TX	C 77196	UT	006-9580-98	VT	6/29/05-34	VA	116961	WA	60039057

WV	MF 52722	WI	495562-03	WY	18237	PUERTO RICO			S-29573
	Other (specify):
3.	Exact name of investment company as specified in registration statement:
	Schwab Target 2040 Fund (one of the series in Schwab Capital Trust)
4.	Address of principal executive office: (number, street, city, state, zip code)
	211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704						Date examination completed: May 31, 2011
2. State Identification Number:

AL	—	AK	60060626	AZ	50240	AR	60020973	CA	505-6972	CO	IC 1993 06 160

CT	1049567	DE	49846	DC	60032624	FL	—	GA	SC-MF-019938	HI	—

ID	62436	IL	60005106	IN	93-0319 IC	IA	I-68835	KS	2008S0001161	KY	60016807

LA	138630	ME	10018622	MD	SM20080709	MA	—	MI	953630	MN	R-36652.1

MS	60047311	MO	2008-00684	MT	62751	NE	71712	NV	—	NH	787236

NJ	MF-6047	NM	28637	NY	S32-18-44	NC	3181	ND	BA573	OH	75407

OK	SE-2193603	OR	2008-492	PA	1993-05-025MF	RI	—	SC	MF17471	SD	42547

TN	RM09-0451	TX	86590	UT	007-0664-79	VT	3/18/08-38	VA	116961	WA	60048038

WV	MF-62021	WI	530004	WY	18237	PUERTO RICO			S-34947-2
	Other (specify):
3.	Exact name of investment company as specified in registration statement:
	Schwab Monthly Income Fund – Moderate Payout (one of the series in Schwab Capital Trust)
4.	Address of principal executive office: (number, street, city, state, zip code)
	211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704						Date examination completed: May 31, 2011
2. State Identification Number:

AL	—	AK	60060625	AZ	50238	AR	60020972	CA	505-6972	CO	IC 1993 06 160

CT	1049549	DE	49847	DC	60032616	FL	—	GA	SC-MF-019938	HI	—

ID	62434	IL	60005106	IN	93-0319 IC	IA	I-68834	KS	2008S0001159	KY	60016807

LA	138630	ME	10018621	MD	SM20080708	MA	—	MI	953631	MN	R-36652.1

MS	60047312	MO	2008-00685	MT	62749	NE	71710	NV	—	NH	787237

NJ	MF-6047	NM	28636	NY	S32-18-45	NC	3181	ND	BA571	OH	75407

OK	SE-2193604	OR	2008-491	PA	1993-05-025MF	RI	—	SC	MF17472	SD	42546

TN	RM09-0451	TX	86588	UT	007-0664-79	VT	3/18/08-37	VA	116961	WA	60048037

WV	MF-62022	WI	530030	WY	18237	PUERTO RICO			S-34947-1
	Other (specify):
3.	Exact name of investment company as specified in registration statement:
	Schwab Monthly Income Fund – Enhanced Payout (one of the series in Schwab Capital Trust)
4.	Address of principal executive office: (number, street, city, state, zip code)
	211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704						Date examination completed: May 31, 2011
2. State Identification Number:

AL	—	AK	60060624	AZ	50239	AR	60020971	CA	505-6972	CO	IC 1993 06 160

CT	1049550	DE	49848	DC	60032639	FL	—	GA	SC-MF-019938	HI	—

ID	62435	IL	60005106	IN	93-0319 IC	IA	I-68833	KS	2008S0001160	KY	60016807

LA	138630	ME	10018620	MD	SM20080707	MA	—	MI	953628	MN	R-36652.1

MS	60047439	MO	2008-00686	MT	62750	NE	71711	NV	—	NH	787238

NJ	MF-6047	NM	28635	NY	S32-18-46	NC	3181	ND	BA572	OH	75407

OK	SE-2193605	OR	2008-488	PA	1993-05-025MF	RI	—	SC	MF17473	SD	42545

TN	RM09-0451	TX	86589	UT	007-0664-79	VT	3/18/08-39	VA	116961	WA	60048039

WV	MF-62023	WI	530031	WY	18237	PUERTO RICO			S-34947
	Other (specify):
3.	Exact name of investment company as specified in registration statement:
	Schwab Monthly Income Fund – Maximum Payout (one of the series in Schwab Capital Trust)
4.	Address of principal executive office: (number, street, city, state, zip code)
	211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704						Date examination completed: May 31, 2011
2. State Identification Number:

AL	—	AK	60032864	AZ	15575	AR	60008426	CA	505-6972	CO	IC 1993 06 160

CT	214158	DE	4552	DC	60009345	FL	—	GA	SC-MF-019938	HI	—

ID	47175	IL	60005106	IN	93-0319 IC	IA	I-36814	KS	1997S0000158	KY	60013915

LA	140114	ME	203312	MD	SM19961316	MA	—	MI	928263	MN	R-36652.1

MS	60025053	MO	1993-00496	MT	35532	NE	31,682	NV	—	NH	—

NJ	MF-4470	NM	15571	NY	S27-59-46	NC	3181	ND	R487	OH	70968

OK	SE-2188615	OR	1996-726	PA	1993-05-025MF	RI	—	SC	MF10155	SD	8359

TN	RM08-3773	TX	C 51014	UT	006-9891-16	VT	8/06/96-22	VA	116961	WA	60016323

WV	BC 30440	WI	319301-03	WY	18237	PUERTO RICO			S-17284
	Other (specify):
3.	Exact name of investment company as specified in registration statement:
	Schwab Balanced Fund (one of the series in Schwab Capital Trust)
4.	Address of principal executive office: (number, street, city, state, zip code)
	211 Main Street, San Francisco, CA 94105